EXHIBIT 23.7

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our reports dated March 12, 2003, except for Note O, as to which the date is June 20, 2003, accompanying the financial statements and schedule of the Automotive Group of UIS Industries, Inc., the predecessor of United Components, Inc., contained in the Registration Statement and Prospectus of United Components, Inc. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

GRANT THORNTON LLP

New York, New York
October 3, 2003